UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 21, 2011

BANK OF FLORIDA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-50091	59-3535315
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

850 Park Shore Drive, Suite 204 Naples, Florida	34103
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 322-3706

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On February 21, 2011, Florida Trust Company (the “Trust Company”), a wholly-owned subsidiary of Bank of Florida Corporation (the “Corporation”) entered into an Asset Purchase Agreement (the “Agreement”) with IBERIABANK (the “Acquirer”). Pursuant to the Agreement, the Acquirer will obtain substantially all of the assets (the “Assets”) of the Trust Company (the “Transaction”).

As consideration for the Assets, the Acquirer will pay to the Trust Company an initial payment of $656,728 and a contingent payment of up to $743,272. The contingent payment will be paid 360 days after the consummation of the Transaction and will be determined based on the amount of revenue the Acquirer receives during that period from former Trust Company clients. During this period, the Trust Company and the Acquirer have also agreed to indemnify each other for certain losses.

The Agreement contains customary representations, warranties and covenants from and by both the Trust Company and the Acquirer. Closing of the Transaction is conditioned upon, among other customary conditions, approval of the holders of a majority of the shares of the Corporation’s common stock (or, in the alternative, court approval, as described below), satisfactory completion of the Acquirer’s due diligence, and the written acceptance by Trust Company clients representing at least 80% of its revenue in the fourth quarter of 2010 of Acquirer as their trustee, custodian, agent or investment consultant.

In conjunction with the Transaction, the Trust Company also intends to undertake voluntary liquidation as permitted by Florida law and, therefore, cease operations and terminate its corporate existence. As part of that process, all assets of the Trust Company (essentially its cash) will be distributed to the Corporation as the Trust Company’s sole shareholder.

In addition to seeking shareholder approval of the Agreement and the Transaction, the Corporation will simultaneously seek approval of a plan of dissolution. Upon adoption of the plan of dissolution, the Corporation will wind up its affairs and distribute its assets. It is expected that the assets of the Corporation will not be sufficient to pay all cumulated and unpaid dividends on the Corporation’s Series B Preferred Stock and the liquidation preference value of the Series B Preferred Stock. Therefore, holders of common stock will, in all likelihood, receive no distribution.

The Transaction is expected to be consummated by May 1, 2011, unless the Corporation is unable to obtain the approval of its shareholders. In such instance, the closing date will be extended by up to 60 days, so that the Corporation may seek court approval to consummate the Transaction as part of a judicial dissolution process.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 hereto and is hereby incorporated into this report by reference.

Corporation shareholders and other investors are urged to read the proxy statement which the Corporation will file with the Securities and Exchange Commission because it will contain important information about the Corporation, the Transaction, the Agreement, the solicitation of proxies and related matters. The proxy statement will be available for free at the Securities and Exchange Commission’s website and from the Corporation.

ITEM 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are being furnished with this Report:

2.1 Asset Purchase Agreement by and between IBERIABANK and Florida Trust Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Florida Corporation
(Registrant)

Date: February 22, 2011	/s/ Joe B. Cox
Joe B. Cox
Chief Executive Officer